Exhibit 99.1

FOR IMMEDIATE RELEASE	NR16-11

DYNEGY ANNOUNCES 2016 FIRST QUARTER RESULTS

AFFIRMS 2016 GUIDANCE

2016 First Quarter Financial Highlights:

•                  $251 million in consolidated Adjusted EBITDA for the 2016 first quarter, an increase of $166 million compared to the 2015 first quarter.

•                  Newly acquired assets contributed $209 million in Adjusted EBITDA during the first quarter

•                  $1,809 million in consolidated liquidity, including $82 million at IPH as of March 31, 2016.

•                  Affirmed full-year 2016 Adjusted EBITDA guidance range at $1,000 million to $1,200 million and Free Cash Flow guidance range at $200 million to $400 million.

ENGIE Acquisition Update

•                  $198 million in net cash proceeds received from the monetization of previously cleared PJM capacity revenue as part of the financing plan for the ENGIE acquisition.

•                  On April 1, 2016, the United States Department of Justice and Federal Trade Commission granted early termination of the Hart-Scott-Rodino Act waiting period for the acquisition.

•                  On April 13, 2016, the United States Department of Justice and Federal Trade Commission granted early termination of the Hart-Scott-Rodino Act waiting period for Energy Capital Partners’ proposed investment in Dynegy stock.

Operating and Commercial Highlights:

•                  Executed three year, 959 MW capacity and energy sale at a capacity price of $4.40/KW-month with Good Energy, which will generate $152 million in MISO capacity revenues for Planning Years 2016-2017 through 2018-2019.

•                  40 MW uprate at Fayette finished with a 40 MW uprate at Washington and a 30 MW uprate at Ontelaunee to be completed in the second quarter 2016.

•                  70 MW of uprates at Lake Road and Milford cleared ISO-New England’s capacity auction for Planning Year 2019-2020 and was awarded a seven year rate-lock at the clearing price of $7.03/MW-day

HOUSTON (May 3, 2016) - Dynegy Inc. (NYSE: DYN) reported for the 2016 first quarter, consolidated Adjusted EBITDA of $251 million, compared to $85 million for the 2015 first quarter. The $166 million increase in Adjusted EBITDA was primarily driven by assets the Company acquired during the second quarter of 2015 and higher capacity sales in the IPH segment. Partially offsetting these improvements were lower generation volumes at the Coal and IPH segments and lower spark spreads in the Gas segment, primarily at our Independence facility, resulting from mild winter weather. The operating income for the 2016 first quarter was $145 million compared to an operating loss of $40 million in the 2015 first quarter. The net loss attributable to Dynegy Inc. for the 2016 first quarter was $10 million, compared to $180 million for the 2015 first quarter.

“Mild winter weather during the first quarter impacted both our energy volumes and power prices across our key markets. However, the performance of the plants acquired last year continues to significantly contribute to the Company’s favorable financial performance.  As a result, Dynegy remains on track to meet our 2016 guidance range for Adjusted EBITDA and Free Cash Flow,” said Dynegy President and Chief Executive Officer, Robert C. Flexon.

“Our effort to market and sell capacity in MISO has been very successful as borne out by the Good Energy transaction leaving us less dependent on the MISO capacity market design and annual auction process, which continues to favor traditional utilities in the surrounding states.  The recently completed auction clearly defined which of our assets are needed in MISO, and where we need to evaluate alternatives for the balance of the MISO portfolio,” Flexon added.

First Quarter Comparative Results

	Quarter Ended March 31, 2016
	(in millions)
	Coal	IPH	Gas	Other	Total
Operating income (loss)	$54	$14	$120	$(43)	145
Plus / (Less):
Depreciation expense	39	9	122	1	171
Amortization expense	(12)	(1)	27	—	14
Earnings from unconsolidated investments	—	—	2	—	2
Other items, net	—	—	—	1	1
EBITDA (1)	81	22	271	(41)	333
Plus / (Less):
Earnings from unconsolidated investments	—	—	(2)	—	(2)
Cash distributions from unconsolidated investments	—	—	5	—	5
Acquisition and integration costs	—	—	—	4	4
Mark-to-market adjustments	(40)	(3)	(62)	—	(105)
Change in fair value of common stock warrants	—	—	—	(1)	(1)
ARO accretion expense	3	2	—	—	5
Wood River energy margin and O&M	5	—	—	—	5
Non-cash compensation expense	—	—	1	6	7
Other	1	—	(1)	—	—
Adjusted EBITDA (1)	$50	$21	$212	$(32)	$251

	Quarter Ended March 31, 2015
	(in millions)
	Coal	IPH	Gas	Other	Total
Operating income (loss)	$7	$22	$52	$(121)	$(40)
Plus / (Less):
Depreciation expense	10	8	45	1	64
Amortization expense	(1)	(1)	(2)	—	(4)
Other items, net	—	—	—	(5)	(5)
EBITDA (1)	16	29	95	(125)	15
Plus / (Less):
Acquisition and integration costs	—	—	—	90	90
Loss attributable to noncontrolling interest	—	1	—	—	1
Mark-to-market adjustments	(7)	(11)	(13)	—	(31)
Change in fair value of common stock warrants	—	—	—	5	5
ARO accretion expense	1	3	—	—	4
Other	—	—	—	1	1
Adjusted EBITDA (1)	$10	$22	$82	$(29)	$85

(1)         EBITDA and Adjusted EBITDA are non-GAAP financial measures and are used by management to evaluate Dynegy’s business on an ongoing basis. Please refer to Item 2.02 of Dynegy’s Form 8-K which is available on the Company’s website: www.dynegy.com and filed on May 3, 2016, for definitions, purposes and uses of such non-GAAP financial measures. A reconciliation of EBITDA to Operating income (loss) is presented above. General and administrative expenses are not allocated to each segment and are included in the Other segment. Management does not allocate interest expense and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

Segment Review of Results Quarter-over-Quarter

Coal - The 2016 first quarter operating income was $54 million, compared to $7 million for the same period in 2015. Adjusted EBITDA totaled $50 million during the 2016 first quarter compared to $10 million during the same period in 2015. The quarter-over-quarter increase in Adjusted EBITDA primarily resulted from the positive impact of the Company’s second quarter 2015 acquisitions as well as increased MISO capacity revenues.

IPH - The 2016 first quarter operating income was $14 million, compared to $22 million for the same period in 2015. Adjusted EBITDA totaled $21 million during the 2016 first quarter compared to $22 million during the same period in 2015. While mild winter weather adversely impacted market power prices, generation volumes, and retail margins, the negative effect was mostly offset by higher MISO and PJM capacity revenues and lower operating and maintenance costs due to fewer planned outages.

Gas - The 2016 first quarter operating income was $120 million, compared to $52 million for the same period in 2015. Adjusted EBITDA totaled $212 million during the 2016 first quarter compared to $82 million during the same period in 2015. The quarter-over-quarter increase in Adjusted EBITDA is largely due to the Company’s second quarter 2015 acquisitions, particularly in PJM, which more than offset weaker results at the legacy Dynegy plants, primarily Independence, due to mild winter weather.

Liquidity

As of March 31, 2016, Dynegy’s total available liquidity was $1.8 billion as reflected in the table below.

	March 31, 2016
(amounts in millions)	Dynegy Inc.	IPH (1) (2)	Total
Revolving facilities and LC capacity (3)	$1,480	$39	$1,519
Less: Outstanding letters of credit	(496)	(35)	(531)
Revolving facilities and LC availability	984	4	988
Cash and cash equivalents	743	78	821
Total available liquidity (4)	$1,727	$82	$1,809

(1)         Includes cash and cash equivalents of $55 million related to Genco.

(2)         Due to the ring-fenced nature of IPH, cash at the IPH and Genco entities may not be moved out of these entities without meeting certain criteria.  However, cash at these entities is available to support current operations of these entities.

(3)         Dynegy Includes: (i) $950 million of aggregate available capacity related to our incremental revolving credit facilities, (ii) $475 million of available capacity related to the five-year senior secured revolving credit facility, and (iii) $55 million related to a letter of credit facility.  IPH includes (i) up to a maximum of $25 million related to the two-year secured letter of credit facility and (ii) $14 million related to our fully collateralized letter of credit and reimbursement agreement.

(4)         On December 2, 2013, Dynegy and Illinois Power Resources, LLC entered into an intercompany revolving promissory note of $25 million.  At March 31, 2016, there was approximately $25 million outstanding on the note, which is not reflected in the table above.

As previously disclosed, a component of Dynegy’s financing plan for the ENGIE acquisition is the monetization of future PJM capacity revenues related to volumes cleared in previous PJM capacity auctions.  On March 18, 2016, the Company entered into a bilateral contract under which it sold 1,500 MW of Base Capacity and 800 MW of Capacity Performance for Planning Year 2017-2018 and 1,000 MW of Base Capacity and 900 MW of Capacity Performance for Planning Year 2018-2019 in exchange for $198 million in net cash proceeds.  These cash proceeds are included in the Company’s quarter end Dynegy Inc. cash balances.

Consolidated Cash Flow

Cash provided by operations for the first three months of 2016 was $191 million. During the period, our power generation business provided cash of $259 million. Corporate and other activities used cash of $19 million primarily due to interest payments on our various debt agreements.  Changes in working capital and other, including general and administrative expenses, used cash of approximately $49 million, net, during the period.

Cash used in investing activities during the first three months of 2016 was $57 million.  The Company paid $55 million in maintenance capital expenditures, $6 million in environmental capital expenditures and $4 million in capitalized interest, partially offset by receipt of $8 million cash inflow related to distributions from our unconsolidated investment.

Cash provided by financing activities during the first three months of 2016 was $182 million.  During the period, the Company received $198 million in proceeds related to our forward capacity agreement, partially offset by $5 million in repayments associated with our inventory financing agreements and term loan, $5 million in dividend payments on the Company’s mandatory convertible preferred stock, and $4 million interest rate swap settlement payments.

PRIDE Energized

PRIDE Energized, the second generation of the Company’s PRIDE (Producing Results through Innovation by Dynegy Employees) program, which was introduced at the end of 2015, aims to deliver an incremental $250 million in EBITDA and $400 million in balance sheet improvements over the next three years (2016-2018). During 2016, the Company has committed to achieve $135 million in Adjusted EBITDA and $200 million in balance sheet improvements, and at the end of the first quarter, the Company remained on target to meet these objectives.

2016 Guidance

Dynegy’s full-year 2016 Adjusted EBITDA and Free Cash Flow guidance ranges remain unchanged at $1,000 million to $1,200 million and $200 million to $400 million, respectively.

ENGIE Integration

On April 1, 2016, the United States Department of Justice and Federal Trade Commission granted early termination of the Hart-Scott-Rodino Act waiting period for Dynegy’s and Energy Capital Partners’ planned joint venture to acquire ENGIE’s U.S. fossil portfolio.  The Company also received early termination of the Hart-Scott-Rodino Act waiting period for Energy Capital Partners’ proposed investment in Dynegy stock. The transaction, entered into on February 24, 2016 remains on track to close in the fourth quarter 2016 and still requires regulatory approval from the Federal Energy Regulatory Commission and the Public Utility Commission of Texas.

Illinois Unit Shutdowns

Dynegy Inc. separately announced plans today to shut down multiple coal-fueled IIlinois units after they failed to clear the recent MISO capacity auction. Units one and three at the Baldwin Power Station in Baldwin, and unit two at the Newton Power Station in Newton, are expected to be shut down over the next year. In total, Dynegy is applying to MISO to take 1,835 MW off the grid in MISO Zone 4. An additional 500 MW are targeted for shutdown, and a final determination is likely later this year.

MISO has approved the retirement of Dynegy’s Wood River Power Station, which is expected to occur on June 1, 2016.

Investor Conference Call/Webcast

Dynegy’s earnings presentation and management comments on the earnings presentation will be available on the “Investor Relations” section of www.dynegy.com later today. Dynegy will answer questions about its 2016 first quarter financial results during an investor conference call and webcast tomorrow, May 4, 2016 at 9 a.m. ET/8 a.m. CT. Participants may access the webcast from the Company’s website.

About Dynegy

We are committed to leadership in the electricity sector. With nearly 26,000 megawatts of power generation capacity and two retail electricity companies, Dynegy is capable of supplying 21 million homes with safe, reliable and economic energy. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois, Ohio, and Pennsylvania.

Forward Looking Statements

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning Dynegy’s beliefs regarding the MISO capacity market design and auction process and Dynegy’s MISO capacity revenues through 2019; completion of its uprate projects in second quarter 2016; timing of FERC and Texas PUC approval and closing of the ENGIE transaction; the shutdown over the year of certain Illinois coal-fueled units; execution of its PRIDE Energized target in balance sheet and operating improvements by year-end 2016; anticipated earnings and cash flows and Dynegy’s 2016 Adjusted EBITDA and Free Cash Flow guidance. Historically, Dynegy’s performance has deviated, in some cases materially, from its cash flow and earnings guidance. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2015 Form 10-K and subsequent Form 10-Qs. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) beliefs and assumptions about weather and general economic conditions;(ii) beliefs, assumptions, and projections regarding the demand for power, generation volumes, and commodity pricing, including natural gas prices and the timing of a recovery in power market prices, if any; (iii) beliefs and assumptions about market competition, generation capacity, and regional supply and demand characteristics of the wholesale and retail power markets, including the anticipation of plant retirements and higher market pricing over the longer term; (iv) sufficiency of, access to, and costs associated with coal, fuel oil, and natural gas inventories and transportation thereof; (v) the effects of, or changes to, MISO, PJM, CAISO, NYISO, or ISO-NE power and capacity procurement processes; (vi) expectations regarding, or impacts of, environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations that we are, or could become, subject to, which could increase our costs, result in an impairment of our assets, cause us to limit or terminate the operation of certain of our facilities, or otherwise have a negative financial effect; (vii) beliefs about the outcome of legal, administrative, legislative, and regulatory matters; (viii) projected operating or financial results, including anticipated cash flows from operations, revenues, and profitability; (ix) our focus on safety and our ability to efficiently operate our assets so as to capture revenue generating opportunities and operating margins; (x) our ability to mitigate forced outage risk, including managing risk associated with CP in PJM and new performance incentives in ISO-NE; (xi) our ability to optimize our assets through targeted investment in cost effective technology enhancements; (xii) the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility; (xiii) efforts to secure retail sales and the ability to grow the retail business; (xiv) efforts to identify opportunities to reduce congestion and improve busbar power prices; (xv) ability to mitigate impacts associated with expiring RMR and/or capacity contracts; (xvi) expectations regarding our compliance with the Credit Agreement, including collateral demands, interest expense, any applicable financial ratios, and other payments; (xvii) expectations regarding performance standards and capital and maintenance expenditures; (xviii) the timing and anticipated benefits to be achieved through our company-wide improvement programs, including our PRIDE initiative; (xix) anticipated timing, outcome, and impacts of the expected retirement of Brayton Point; (xx) beliefs about the costs and scope of the ongoing demolition and site remediation efforts at the Vermilion and Wood River facilities and any potential future remediation obligations at the South Bay facility; (xxi) expectations regarding the financing, synergies, completion, timing, terms, and anticipated benefits of the Delta Transaction; and (xxii) beliefs regarding redevelopment efforts for the Morro Bay facility. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties, and other factors, many of which are beyond Dynegy’s control, including those set forth under Item 1A - Risk Factors of Dynegy’s Form 10-K.

Dynegy Inc. Contacts: Media: Micah Hirschfield, 713.767.5800; Analysts: 713.507.6466

DYNEGY INC.

REPORTED UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended March 31,
	2016	2015
Revenues	$1,123	$632
Cost of sales, excluding depreciation expense	(545)	(377)
Gross margin	578	255
Operating and maintenance expense	(221)	(111)
Depreciation expense	(171)	(64)
General and administrative expense	(37)	(30)
Acquisition and integration costs	(4)	(90)
Operating income (loss)	145	(40)
Earnings from unconsolidated investments	2	—
Interest expense	(142)	(136)
Other income and (expense), net	1	(5)
Income (loss) before income taxes	6	(181)
Income tax expense	(16)	—
Net loss	(10)	(181)
Less: Net loss attributable to noncontrolling interest	—	(1)
Net loss attributable to Dynegy Inc.	(10)	(180)
Less: Dividends on preferred stock	5	5
Net loss attributable to Dynegy Inc. common stockholders	$(15)	$(185)

Loss Per Share:
Basic and diluted loss per share attributable to Dynegy Inc. common stockholders	$(0.13)	$(1.49)

Basic and diluted shares outstanding	117	124

DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2016

(UNAUDITED) (IN MILLIONS)

The following table provides summary financial data regarding our Adjusted EBITDA by segment for the three months ended March 31, 2016:

	Three Months Ended March 31, 2016
	Coal	IPH	Gas	Other	Total
Net loss attributable to Dynegy Inc.					$(10)
Plus / (Less):
Income tax expense					16
Interest expense					142
Depreciation expense					171
Amortization expense					14
EBITDA (1)	$81	$22	$271	$(41)	$333
Plus / (Less):
Earnings from unconsolidated investments	—	—	(2)	—	(2)
Cash distributions from unconsolidated investments	—	—	5	—	5
Acquisition and integration costs	—	—	—	4	4
Mark-to-market adjustments	(40)	(3)	(62)	—	(105)
Change in fair value of common stock warrants	—	—	—	(1)	(1)
ARO accretion expense	3	2	—	—	5
Wood River energy margin and O&M	5	—	—	—	5
Non-cash compensation expense	—	—	1	6	7
Other	1	—	(1)	—	—
Adjusted EBITDA (1)	$50	$21	$212	$(32)	$251

(1)         EBITDA and Adjusted EBITDA are non-GAAP financial measures.  Please refer to Item 2.02 of our Form 8-K filed on May 3, 2016, for definitions, utility and uses of such non-GAAP financial measures.  A reconciliation of EBITDA to Operating income (loss) is presented below.  Management does not allocate interest expense and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Three Months Ended March 31, 2016
	Coal	IPH	Gas	Other	Total
Operating income (loss)	$54	$14	$120	$(43)	$145
Depreciation expense	39	9	122	1	171
Amortization expense	(12)	(1)	27	—	14
Earnings from unconsolidated investments	—	—	2	—	2
Other items, net (1)	—	—	—	1	1
EBITDA	$81	$22	$271	$(41)	$333

(1)         Other items, net primarily consists of the change in fair value of our common stock warrants.

DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2015

(UNAUDITED) (IN MILLIONS)

The following table provides summary financial data regarding our Adjusted EBITDA by segment for the three months ended March 31, 2015:

	Three Months Ended March 31, 2015
	Coal	IPH	Gas	Other	Total
Net loss attributable to Dynegy Inc.					$(180)
Plus / (Less):
Loss attributable to noncontrolling interest					(1)
Interest expense					136
Depreciation expense					64
Amortization expense					(4)
EBITDA (1)	$16	$29	$95	$(125)	$15
Plus / (Less):
Acquisition and integration costs	—	—	—	90	90
Loss attributable to noncontrolling interest	—	1	—	—	1
Mark-to-market adjustments	(7)	(11)	(13)	—	(31)
Change in fair value of common stock warrants	—	—	—	5	5
ARO accretion expense	1	3	—	—	4
Other	—	—	—	1	1
Adjusted EBITDA (1)	$10	$22	$82	$(29)	$85

(1)         EBITDA and Adjusted EBITDA are non-GAAP financial measures.  Please refer to Item 2.02 of our Form 8-K filed on May 3, 2016, for definitions, utility and uses of such non-GAAP financial measures.  A reconciliation of EBITDA to Operating income (loss) is presented below.  Management does not allocate interest expense and income taxes on a segment level and therefore uses Operating income (loss) as the most directly comparable GAAP measure.

	Three Months Ended March 31, 2015
	Coal	IPH	Gas	Other	Total
Operating income (loss)	$7	$22	$52	$(121)	$(40)
Depreciation expense	10	8	45	1	64
Amortization expense	(1)	(1)	(2)	—	(4)
Other items, net (1)	—	—	—	(5)	(5)
EBITDA	$16	$29	$95	$(125)	$15

(1)         Other items, net primarily consists of the change in fair value of our common stock warrants.

DYNEGY INC.

OPERATING DATA

The following table provides summary financial data regarding our Coal, IPH and Gas segment results of operations for the three months ended March 31, 2016 and 2015, respectively.

	Three Months Ended March 31,
	2016	2015
Coal
Million Megawatt Hours Generated	7.6	4.8
IMA for Coal-Fired Facilities (1)	81%	91%
Average Capacity Factor for Coal-Fired Facilities (2)	46%	74%
Average Quoted Market On-Peak Power Prices ($/MWh) (3):
Indiana (Indy Hub)	$25.61	$39.27
Commonwealth Edison (NI Hub)	$27.35	$40.82
Mass Hub	$33.85	$96.19
AD Hub	$28.80	$45.26
Average Quoted Market Off-Peak Power Prices ($/MWh) (3):
Indiana (Indy Hub)	$20.18	$28.97
Commonwealth Edison (NI Hub)	$20.55	$27.85
Mass Hub	$26.21	$76.43
AD Hub	$22.92	$32.27

IPH
Million Megawatt Hours Generated	3.3	5.2
IMA for IPH Facilities (4)	86%	93%
Average Capacity Factor for IPH Facilities (5)	39%	60%
Average Quoted Market Power Prices ($/MWh) (3):
On-Peak: Indiana (Indy Hub)	$25.61	$39.27
Off-Peak: Indiana (Indy Hub)	$20.18	$28.97

Gas
Million Megawatt Hours Generated	13.3	5.0
IMA for Combined Cycle Facilities (4)	96%	99%
Average Capacity Factor for Combined Cycle Facilities (5)	62%	52%
Average Market On-Peak Spark Spreads ($/MWh) (6):
Commonwealth Edison (NI Hub)	$13.06	$17.68
PJM West	$18.72	$17.55
North of Path 15 (NP 15)	$10.72	$12.67
New York—Zone A	$16.70	$39.80
Mass Hub	$10.83	$14.92
AD Hub	$19.83	$31.12
Average Market Off-Peak Spark Spreads ($/MWh) (6):
Commonwealth Edison (NI Hub)	$6.26	$4.71
PJM West	$12.81	$0.98
North of Path 15 (NP 15)	$6.03	$7.25
New York—Zone A	$4.92	$25.32
Mass Hub	$3.19	$(4.84)
AD Hub	$13.95	$18.13
Average natural gas price—Henry Hub ($/MMBtu) (7)	$1.98	$2.87

(1)         IMA is an internal measurement calculation that reflects the percentage of generation available during periods when market prices are such that these units could be profitably dispatched.  This calculation excludes certain events outside of management control such as weather related issues.  The calculation for the three months ended March 31, 2016 excludes our Brayton Point facility and CTs.  For the three months ended March 31, 2016, the IMA for our facilities within MISO and PJM (excluding CTs) were 89 percent and 77 percent, respectively.

(2)         Reflects actual production as a percentage of available capacity.  The calculation for the three months ended March 31, 2016 excludes our Brayton Point facility and CTs.  For the three months ended March 31, 2016, the average capacity factors for our facilities within MISO and PJM (excluding CTs) were 50 percent and 43 percent, respectively.

(3)         Reflects the average of day-ahead quoted prices for the periods presented and does not necessarily reflect prices we realized.

(4)         IMA is an internal measurement calculation that reflects the percentage of generation available during periods when market prices are such that these units could be profitably dispatched.  This calculation excludes certain events outside of management control such as weather related issues.

(5)         Reflects actual production as a percentage of available capacity.

(6)         Reflects the simple average of the on- and off-peak spark spreads available to a 7.0 MMBtu/MWh heat rate generator selling power at day-ahead prices and buying delivered natural gas at a daily cash market price and does not reflect spark spreads available to us.

(7)         Reflects the average of daily quoted prices for the periods presented and does not reflect costs incurred by us.

DYNEGY INC.

2016 ADJUSTED EBITDA AND FREE CASH FLOW GUIDANCE

(UNAUDITED) (IN MILLIONS)

The following table provides summary financial data regarding our 2016 Adjusted EBITDA guidance, updated based on April 19, 2016 forward curves, as presented on May 3, 2016:

	Dynegy Consolidated
	Low	High
Net loss attributable to Dynegy Inc. (1)	$(351)	$(181)
Plus / (Less):
Income tax expense (2)	16	16
Interest expense	540	545
Earnings from unconsolidated investments (2)	(2)	(2)
Operating Income	203	378
Depreciation expense	710	730
Amortization expense	30	30
Earnings from unconsolidated investments (2)	2	2
EBITDA (3)	945	1,140
Plus / (Less):
Earnings from unconsolidated investments (2)	(2)	(2)
Acquisition and integration costs	35	40
Other (4)	22	22
Adjusted EBITDA (3)	$1,000	$1,200

(1)         For purposes of Net loss attributable to Dynegy Inc. guidance reconciliation, mark-to-market adjustments and changes in the fair value of common stock warrants are assumed to be zero.

(2)         Represents actual amounts for the three months ended March 31, 2016.

(3)         EBITDA and Adjusted EBITDA are non-GAAP measures.

(4)         Represents actual amounts for three months ended March 31, 2016.  Other consists primarily of cash distributions from unconsolidated investments, asset retirement obligation accretion, non-cash compensation expense, and energy margin and operating and maintenance costs associated with our Wood River facility.

The following table provides summary financial data regarding our 2016 Free Cash Flow guidance:

	Dynegy Consolidated
	Low	High
Adjusted EBITDA (1)	$1,000	$1,200
Cash interest payments	(515)	(515)
Acquisition and integration costs	(35)	(40)
Other cash items	10	10
Cash Flow from Operations	460	655
Maintenance capital expenditures	(275)	(275)
Environmental capital expenditures	(20)	(20)
Acquisition and integration costs	35	40
Free Cash Flow (1)	$200	$400

(1)         Adjusted EBITDA and Free Cash Flow are non-GAAP measures.

ILLINOIS POWER HOLDINGS (IPH)

2016 ADJUSTED EBITDA GUIDANCE

(UNAUDITED) (IN MILLIONS)

The following table provides summary financial data regarding our IPH 2016 Adjusted EBITDA guidance, based on April 19, 2016 forward curves, as presented on May 3, 2016:

Operating income	$61
Depreciation expense	48
Amortization expense	(9)
Adjusted EBITDA (1)	$100

(1)         Adjusted EBITDA is a non-GAAP measure. Management does not allocate interest expense and income taxes on a segment level and therefore uses Operating Income (Loss) as the most directly comparable GAAP measure.